                                                           EXHIBIT-99.B9(d)(xii)





                             STAGECOACH FUNDS, INC.

                                 SERVICING PLAN
                           INSTITUTIONAL CLASS SHARES


         Section 1. Each of the proper officers of Stagecoach Funds, Inc. (the "Company") is authorized to execute and deliver, in the name and on behalf of the Company, written agreements based substantially on the form attached hereto as Exhibit A or any other form duly approved by the Company's Board of Directors ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of Institutional Class shares ("Servicing Agents") of the Company's Funds listed on the attached Appendix (each a "Fund"). Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients who beneficially own Institutional Class shares of the Fund in consideration of a fee, computed monthly in the manner set forth in the Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Institutional Class shares beneficially owned by or attributable to such clients. The Company's distributor, administrator and adviser and their respective affiliates are eligible to become Servicing Agents and to receive fees under this Servicing Plan. All expenses incurred by the Fund in connection with the Agreements and the implementation of this Servicing Plan shall be borne entirely by the holders of the Institutional Class shares of the Fund.

         Section 2. The Company's administrator shall monitor the arrangements pertaining to the Company's Agreements with Servicing Agents. The Company's administrator shall not, however, be obligated by this Servicing Plan to recommend, and the Company shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

         Section 3. So long as this Servicing Plan is in effect, the Company's administrator shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Servicing Plan and the purposes for which such expenditures were made.

         Section 4. The Plan shall be effective on the date upon which it is approved by "vote of a majority of the outstanding voting securities," as defined in the Investment Company Act of 1940, as amended, and rules and regulations thereunder, of Institutional Class shares of the Fund and a majority of the Directors of the Company, including a majority of the Qualified Directors, pursuant to a vote cast in person at a meeting or meetings called for the purpose of voting on the approval of the Plan, or on the date the Fund commences operations, if such date is later.

         Section 5. Unless sooner terminated, this Servicing Plan (and each related agreement) shall continue in effect for a period of one year from its date of approval and




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shall continue thereafter for successive annual periods, provided that such
Plan is not specifically terminated by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940, of the Company and have no direct or indirect financial interest in the operation of this Servicing Plan or in any Agreement related to this Servicing Plan (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on such approval.

         Section 6. This Servicing Plan may be amended at any time with respect to the Fund by the Company's Board of Directors, provided that any material amendment of the terms of this Servicing Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 5.

         Section 7. This Servicing Plan is terminable at any time with respect to the Fund by vote of a majority of the Disinterested Directors.

         Section 8. While this Servicing Plan is in effect, the selection and nomination of the Disinterested Directors shall be committed to the discretion of such Disinterested Directors.

         Section 9. Notwithstanding anything herein to the contrary, the Fund shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

         Section 10. The Company will preserve copies of this Servicing Plan, Agreements, and any written reports regarding this Servicing Plan presented to the Board of Directors for a period of not less than six years.


Dated:  April 25, 1996





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                                    APPENDIX


Aggressive Growth Fund
Arizona Tax-Free Fund
Balanced Fund
California Tax-Free Bond Fund
California Tax-Free Income Fund
Equity Value Fund
Ginnie Mae Fund
Growth and Income Fund
Intermediate Bond Fund
International Equity Fund
Money Market Mutual Fund
National Tax-Free Fund
Oregon Tax-Free Fund
Prime Money Market Mutual Fund
Short-Intermediate Government Fund
Small Cap Fund
Treasury Money Market Mutual Fund




Approved:  April 25, 1996
As Amended:  August 28, 1996 and April 29, 1997





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                                    FORM OF
                        SHAREHOLDER SERVICING AGREEMENT
                          (Institutional Class shares)



              THIS SHAREHOLDER SERVICING AGREEMENT ("Agreement"), dated as of ________, 1997 is made by and between Stagecoach Funds, Inc. ("Company"), a Maryland corporation having its principal place of business at 111 Center Street, Little Rock, Arkansas 72201, on behalf of the Funds listed in the attached Appendix (each a "Fund"), and [ ] as shareholder servicing agent hereunder ("Shareholder Servicing Agent");

                              W I T N E S S E T H:

              WHEREAS, Institutional Class shares of common stock (.001 par value) of each Fund (hereinafter "Institutional Class shares") may be purchased or redeemed through a broker/dealer or financial institution which has entered into a shareholder servicing agreement with the Company on behalf of a Fund; and

              WHEREAS, the Shareholder Servicing Agent wishes to facilitate purchases and redemptions of Institutional Class shares by its customers (the "Customers") and wishes to act as the Customers' agent in performing certain administrative functions in connection with transactions in shares from time to time for the account of the Customers and to provide related services to the Customers in connection with their investments in a Fund; and

              WHEREAS, it is in the best interest of a Fund to make the services of the Shareholder Servicing Agent available to the Customers who, from time to time, become shareholders of a Fund;

              NOW THEREFORE, the Company, on behalf of a Funds, and the Shareholder Servicing Agent hereby agree as follows:

              1. Appointment. The Shareholder Servicing Agent hereby agrees to perform certain services for Customers as hereinafter set forth. The Shareholder Servicing Agent's appointment hereunder is not exclusive, and the Shareholder Servicing Agent shall not be entitled to notice of or a right to consent to the execution of a shareholder servicing agreement with any other person.

              2. Services to Be Performed.

                 2.1 Types of Services. The Shareholder Servicing Agent shall be responsible for performing shareholder administrative and liaison services, which shall include, without limitation:

                     (a) answering Customer inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of Institutional Class shares may be effected;

                     (b) assisting Customers in designating and changing dividend options, account designations and addresses;

                     (c) providing necessary personnel and facilities to establish and maintain Customer accounts and records;

                 (d) assisting in aggregating and transmitting purchase, redemption and exchange transactions;

                 (e) arranging for the wiring of money;

                 (f) transferring money in connection with Customer orders to purchase or redeem shares;

                 (g) verify and guarantee Customer signatures in connection with redemption and exchange orders and transfers and changes in Customer accounts with a bank which is designated in the Fund Account Application and which is approved by the Fund's Transfer Agent;

                 (h) furnishing (either separately or on an integrated basis with other reports sent to a Customer by the Shareholder Servicing Agent) monthly and year-end statements and confirmations of purchases, redemptions and exchanges;

                 (i) furnishing, on behalf of the Institutional Class shares of a Fund, proxy statements, annual reports, updated prospectuses and other communications to Customers;

                 (j) receiving, tabulating and sending to a Fund, proxies executed by Customers; and

                 (k) providing such other related services, and necessary personnel and facilities to provide all of the shareholder services contemplated hereby, in each case, as the Company or a Customer may reasonably request.

             2.2 Standard of Services. All services to be rendered by the Shareholder Servicing Agent hereunder shall be performed in a professional, competent and timely manner. Any detailed operating standards and procedures to be followed by the Shareholder Servicing Agent in performing the services described above shall be determined from time to time by agreement between the Shareholder Servicing Agent and the Company. The Company acknowledges that the Shareholder Servicing Agent's ability to perform on a timely basis certain of its obligations under this Agreement depends upon a Fund's timely delivery of certain materials and/or information to the Shareholder Servicing Agent. The Company agrees to use its best efforts to provide, or cause to be provided, such materials to the Shareholder Servicing Agent in a timely manner.

             2.3 Investments through Distributor. The Company and the Shareholder Servicing Agent hereby agree that all purchases of Institutional Class shares effected by the Shareholder Servicing Agent on behalf of its Customers shall be effected by it through Stephens Inc. ("Distributor") in its capacity as the Funds' principal underwriter.

          3. Fees.

             3.1 Fees from the Fund. In consideration of the services described in Section 2 hereof and the incurring of expenses in connection therewith, the Shareholder Servicing Agent shall receive a fee to be paid in arrears periodically or on a periodic basis to be agreed upon by the Company and the Shareholder Servicing Agent from time to time (but in no event less frequently than semi-annually) determined by a formula based upon the number of accounts serviced by the Shareholder Servicing Agent



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

during the period for which payment is being made, the level of assets or activity in such accounts during such period, and/or the expenses incurred by the Shareholder Servicing Agent. In no event will such fees exceed 0.25%, on an annualized basis, of the average daily net assets of a Fund represented by Institutional Class shares owned of record by the Shareholder Servicing Agent on behalf of the Customers during the period for which payment is being made. For purposes of determining the fees payable to the Shareholder Servicing Agent hereunder, the per share value of the Institutional Class shares of a Fund's net assets shall be computed in the manner specified in the Funds' then-current prospectus. Notwithstanding the foregoing, if applicable laws, regulations or rules impose a maximum fee amount (a "cap") on the Institutional Class shares of a Fund with respect to shareholder servicing fees and/or fees for distribution-related services, the amount payable hereunder shall be reduced to an amount which, when considered in conjunction with the fees payable by a Fund for the Institutional Class shares' distribution-related activities, is the maximum amount payable to the Shareholder Servicing Agent under applicable laws, regulations or rules. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payments under this Agreement that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. The above fee constitutes all fees to be paid to the Shareholder Servicing Agent by the Institutional Class shares of a Fund or the Company with respect to the shareholder services contemplated hereby.

             3.2 Fees from Customers. It is agreed that the Shareholder Servicing Agent may impose certain conditions on Customers, subject to the terms of the Funds' then-current prospectus, in addition to or different from those imposed by a Fund, such as requiring a minimum initial investment or the payment of additional fees directly by the Customer for additional services offered by the Shareholder Servicing Agent to the Customer; provided, however, that the Shareholder Servicing Agent may not charge customers any direct fee which would constitute a "sales load" within the meaning of Section 2(a)(35) of the Investment Company Act of 1940, as amended (the "1940 Act"). The Shareholder Servicing Agent shall bill Customers directly for any such additional fees. In the event the Shareholder Servicing Agent charges Customers such additional fees, it shall notify the Company in advance and make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Customers of any such additional fees charged directly to the Customer. To the extent required by applicable rules and regulations of the Securities and Exchange Commission, the Company shall make written disclosure of the fees paid or to be paid by the Fund to the Shareholder Servicing Agent pursuant to Section 3.1 of this Agreement. In no event shall the Shareholder Servicing Agent have recourse or access, as Shareholder Servicing Agent or otherwise, to the assets in the Customer's account, except to the extent expressly authorized by law or by such Customer, or to any assets of a Fund or the Company, for payment of any additional direct fees referred to in this Section 3.2

          4. Information Pertaining to the shares. The Shareholder Servicing Agent and its officers, employees and agents are not authorized to make any representations concerning the Company, the Fund or the Institutional Class shares to Customers or prospective Customers, excepting only accurate communication of any information provided by or on behalf of any administrator of the Company or the Fund or any distributor of the Institutional Class shares or information contained in the Funds' then-current prospectus. In furnishing such information regarding the Company, the Fund or the Institutional Class shares, the Shareholder Servicing Agent shall act as agent for the Customer only and shall have no authority to act as agent for the Company, the Fund or the Institutional Class shares. Advance copies or proofs of all materials which are proposed to be circulated or disseminated by the Shareholder Servicing Agent to Customers or prospective Customers and which identify or describe the Company, the Fund or the Institutional Class shares shall be provided to the Company at least 10 days prior to such circulation or dissemination (unless the Company consents in writing to a shorter period), and such materials shall not be circulated or disseminated or further circulated or disseminated at any time after the Company shall have




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

given written notice to the Shareholder Servicing Agent of any objection thereto.

          Nothing in this Section 4 shall be construed to make the Company liable for the use (as opposed to the accuracy) of any information about the Company, the Fund or Institutional Class shares which is disseminated by the Shareholder Servicing Agent.

          5. Use of the Shareholder Servicing Agent's Name. The Company shall not use the name of the Shareholder Servicing Agent, or any of its affiliates or subsidiaries, in any prospectus, sales literature or other materials relating to the Company, the Fund or Institutional Class shares in a manner not approved by the Shareholder Servicing Agent prior thereto in writing; provided, however, that the approval of the Shareholder Servicing Agent shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

          6. Use of the Name of the Fund or the Company. The Shareholder Servicing Agent shall not use the name of a Fund, the Company or Institutional Class shares on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Company prior thereto in writing; provided, however, that the approval of the Company shall not be required for the use of the Company's name or the Fund's name in connection with communications permitted by Section 4 hereof or (subject to Section 4, to the extent the same may be applicable) for any use of the Company's name or the Fund's name which merely identifies the Company or the Fund, as the case may be in connection with the Shareholder Servicing Agent's role hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

          7. Security. The Shareholder Servicing Agent represents and warrants that to the best of its knowledge, the various procedures and systems which it has implemented (including provision for twenty-four hours a day restricted access) with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the Company's records and other data within its possession or control and the Shareholder Servicing Agent's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and the Company shall from time to time specify the types of records and other data of the Company to be safeguarded in accordance with this Section 7.

          8. Compliance with Laws. The Shareholder Servicing Agent shall comply with all applicable federal and state laws and regulations, including securities laws. The Shareholder Servicing Agent represents and warrants to the Company that the performance of all its obligations hereunder will comply with all applicable laws and regulations, the provisions of its charter documents and by-laws and all material contractual obligations binding upon the Shareholder Servicing Agent. The Shareholder Servicing Agent furthermore undertakes that it will promptly, after the Shareholder Servicing Agent becomes so aware, inform the Company of any change in applicable laws or regulations (or interpretations thereof) or in its charter or by-laws or material contracts which would prevent or impair full performance of any of its obligations hereunder.




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

          9. Reports. To the extent requested by the Company from time to time, but at least quarterly, the Shareholder Servicing Agent will provide the Treasurer of the Company with a written report of the amounts expended by the Shareholder Servicing Agent pursuant to this Agreement and the purposes for which such expenditures were made. Such written reports shall be in a form satisfactory to the Company and shall supply all information necessary for the Company to discharge its responsibilities under applicable laws and regulations. In addition, the Shareholder Servicing Agent shall have a duty to furnish to the Company's Board of Directors such information as may reasonably be necessary to an informed determination of whether this Agreement should be implemented or continued pursuant to Section 16.

          10. Record Keeping.

              10.1 Section 31(a). The Shareholder Servicing Agent shall maintain records in a form acceptable to the Company and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission, including but not limited to the record-keeping requirements of
Section 31(a) of the 1940 Act and the rules thereunder, with respect to the services contemplated by this Agreement. Such records shall be deemed to be the property of the Company and will be made available, at the Company's request, for inspection and use by the Company, representatives of the Company and governmental authorities. The Shareholder Servicing Agent agrees that, for so long as it retains any records hereunder, it will meet all reporting requirements pursuant to the 1940 Act and applicable to the Shareholder Servicing Agent with respect to such records.

              10.2 Rules 17a-3 and 17a-4. The Shareholder Servicing Agent shall maintain accurate and complete records with respect to services performed by the Shareholder Servicing Agent in connection with the purchase and redemption of Institutional Class shares through the Distributor. Such records shall be maintained in a form reasonably acceptable to the Company and in compliance with the requirements of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended, pursuant to which any dealer of the Institutional Class shares must maintain certain records. All such records maintained by the Shareholder Servicing Agent shall be the property of the Distributor and will be made available for inspection and use by the Company or the Distributor upon the request of either. The Shareholder Servicing Agent shall file with the Securities and Exchange Commission and other appropriate governmental authorities, and furnish to the Company and the Distributor copies of, all reports and undertakings as may be reasonably requested by the Company or the Distributor in order to comply with such rules. If so requested by the Distributor, the Shareholder Servicing Agent shall confirm to the Distributor its obligations under this Section 10.2 by a writing reasonably satisfactory to the Distributor.

              10.3 Identification, Etc. of Records. The Company shall from time to time instruct the Shareholder Servicing Agent in writing as to, and the Company and the Shareholder Servicing Agent shall periodically review, the records to be maintained and the procedures to be followed by the Shareholder Servicing Agent in complying with the foregoing Sections 10.1 and 10.2 and
Section 8 to the extent it relates to record-keeping required under federal securities laws and regulations. Notwithstanding the provisions of Section 8, the Shareholder Servicing Agent shall be entitled to rely on such instructions.

              10.4 Transfer of Customer Data. In the event this Agreement is terminated or a successor to the Shareholder Servicing Agent is appointed, the Shareholder Servicing Agent shall, at the expense of the Company, transfer to such successor as the Company may designate a certified list of the beneficial owners of Institutional Class shares of the Company serviced by the Shareholder Servicing Agent (with name, address and tax identification or Social Security number), a complete record of the account of each such shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Shareholder Servicing Agent under this Agreement. In the event this Agreement is terminated, the Shareholder Servicing Agent will use its best efforts to cooperate in the orderly transfer of such duties and responsibilities to the successor, including assistance in the establishment of books, records and other data by the successor.

              10.5 Survival of Record-Keeping Obligations. The record-keeping obligations imposed in this Section 10 shall survive the termination of this Agreement for the shorter of a period of six years or that minimum period required by applicable rules or regulations of the Securities and Exchange Commission.

              10.6 Obligations Pursuant to Agreement Only. Nothing in this
Section 10 shall be construed to mean that the Shareholder Servicing Agent would, by virtue of its role hereunder, be required under applicable law to maintain the records required to be maintained by it under this Section 10, but it is understood that the Shareholder Servicing Agent has agreed to do so in order to enable the Company and the Distributor to comply with laws and regulations applicable to them.

              10.7 Shareholder Servicing Agent's Rights to Copy Records. Anything in this Section 10 to the contrary notwithstanding, except to the extent otherwise prohibited by law, the Shareholder Servicing Agent shall have the right to copy, maintain and use any records maintained by the Shareholder Servicing Agent pursuant to this Section 10, except as otherwise prohibited by Sections 4 and 6 hereof.

          11. Force Majeure. The Shareholder Servicing Agent shall not be liable or responsible for delays or errors by reason of circumstances beyond its reasonable control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of communication systems or power supply.

          12. Indemnification.

              12.1 Indemnification of the Shareholder Servicing Agent. The Company will indemnify and hold the Shareholder Servicing Agent harmless from all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) from any claim, demand, action or suit (collectively, "Claims") (a) arising in connection with misstatements or omissions in the Funds' prospectus, actions or inactions by the Company or any of its agents or contractors or the performance of the Shareholder Servicing Agent's obligations hereunder and (b) not resulting from (i) the bad faith or negligence of the Shareholder Servicing Agent, its officers, employees or agents, or (ii) any breach of applicable law by the Shareholder Servicing Agent, its officers, employees or agents, or (iii) any action of the Shareholder Servicing Agent, its officers, employees or agents which exceeds the legal authority of the Shareholder Servicing Agent or its authority hereunder, or (iv) any error or omission of the Shareholder Servicing Agent, its officers, employees or agents with respect to the purchase, redemption and transfer of Customers' Institutional Class shares or the Shareholder Servicing Agent's verification or guarantee of any Customer signature. Notwithstanding anything herein to the contrary, the Company will indemnify and hold the Shareholder Servicing Agent harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any Claim as a result of its acting in accordance with any written instructions reasonably believed by the Shareholder Servicing Agent to have been executed by any person duly authorized by the Company, or as a result of acting in reliance upon any instrument or stock certificate reasonably believed by the Shareholder Servicing Agent to have been genuine and signed, countersigned or executed by a person duly authorized by the Company, excepting only the gross negligence or bad faith of the Shareholder Servicing Agent.



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

          In any case in which the Company may be asked to indemnify or hold the Shareholder Servicing Agent harmless, the Company shall be advised of all pertinent facts concerning the situation in question and the Shareholder Servicing Agent shall use reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Company. The Company shall have the option to defend the Shareholder Servicing Agent against any Claim which may be the subject of indemnification hereunder. In the event that the Company elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Company and reasonably satisfactory to the Shareholder Servicing Agent. The Shareholder Servicing Agent may retain additional counsel at its expense. Except with the prior written consent of the Company, the Shareholder Servicing Agent shall not confess any Claim or make any compromise in any case in which the Company will be asked to indemnify the Shareholder Servicing Agent.

              12.2 Indemnification of the Company. Without limiting the rights of the Company under applicable law, the Shareholder Servicing Agent will indemnify and hold the Company harmless from all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) from any Claim (a) resulting from (i) the bad faith or negligence of the Shareholder Servicing Agent, its officers, employees or agents, or (ii) any breach of applicable law by the Shareholder Servicing Agent, its officers, employees or agents, or (iii) any action of the Shareholder Servicing Agent, its officers, employees or agents which exceeds the legal authority of the Shareholder Servicing Agent or its authority hereunder, or (iv) any error or omission of the Shareholder Servicing Agent, its officers, employees or agents with respect to the purchase, redemption and transfer of Customers' Institutional Class shares or the Shareholder Servicing Agent's verification or guarantee of any Customer signature, and (b) not resulting from the Shareholder Servicing Agent's actions in accordance with written instructions reasonably believed by the Shareholder Servicing Agent to have been executed by any person duly authorized by the Company, or in reliance upon any instrument or stock certificate reasonably believed by the Shareholder Servicing Agent to have been genuine and signed, countersigned or executed by a person duly authorized by the Company.

          In any case in which the Shareholder Servicing Agent may be asked to indemnify or hold the Company harmless, the Shareholder Servicing Agent shall be advised of all pertinent facts concerning the situation in question and the Company shall use reasonable care to identify and notify the Shareholder Servicing Agent promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Shareholder Servicing Agent. The Shareholder Servicing Agent shall have the option to defend the Company against any Claim which may be the subject of indemnification hereunder. In the event that the Shareholder Servicing Agent elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Shareholder Servicing Agent and satisfactory to the Company. The Company may retain additional counsel at its expense. Except with the prior written consent of the Shareholder Servicing Agent, the Company shall not confess any Claim or make any compromise in any case in which the Shareholder Servicing Agent will be asked to indemnify the Company.

              12.3 Survival of Indemnities. The indemnities granted by the parties in this Section 12 shall survive the termination of this Agreement.

          13. Insurance. The Shareholder Servicing Agent shall maintain reasonable insurance coverage against any and all liabilities which may arise in connection with the performance of its duties hereunder.

          14. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to such party at the address of such party set forth in the preamble of this Agreement or at such other address as such party may have designated by written notice to the other.

          15. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

          16. Implementation and Duration of Agreement. This Agreement is effective upon the date first written below and shall continue in effect for a period of more than one year from the date hereof so long as the Servicing Plan and related form of agreement or this Agreement is not specifically terminated by a vote of the Company's Board of Directors and of the Directors who are not "interested persons" of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of a Fund's Institutional Class Servicing Plan (the "Plan"), this Agreement, or any other agreement related to such Plan, cast in person at a meeting called for the purpose of voting on this Agreement.


          17. Termination. This Agreement may be terminated by the Company, without the payment of any penalty, at any time upon not more than 60 days' nor less than 30 days' notice, by a vote of a majority of the Board of Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan, this Agreement or any other agreement related to such Plan, including the Amended Distribution Agreement, or by "a vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Institutional Class shares of a Fund. The Shareholder Servicing Agent may terminate this Agreement upon not more than 60 days' nor less than 30 days' notice to the Company. Either party may assign this Agreement provided that such party obtain the prior written consent of the other party. Upon termination hereof, a Fund shall pay such compensation as may be due the Shareholder Servicing Agent as of the date of such termination.

          18. Changes; Amendments. This Agreement may be supplemented or amended only by written instrument signed by both parties, but may not be amended to increase materially the maximum amount payable without approval of "a vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Institutional Class shares of a Fund, and all material amendments must be approved in the manner described in Section 16.

          19. Limitation of Liability. The Shareholder Servicing Agent hereby agrees that obligations assumed by the Company pursuant to this Agreement shall be limited in all cases to a Fund and its assets and that the Shareholder Servicing Agent shall not seek satisfaction of any such obligations from the Board of Directors or any individual Director of the Company or from the assets of any other portfolio or series of the Company.

          20. Subcontracting by Shareholder Servicing Agent. The Shareholder Servicing Agent may, with the written approval of the Company (such approval not to be unreasonably withheld or delayed), subcontract for the performance of the Shareholder Servicing Agent's obligations hereunder with any one or more persons, including but not limited to any one or more persons which is an affiliate of the Shareholder Servicing Agent; provided, however, that the Shareholder Servicing Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

          21. Authority to Vote. The Company hereby confirms that nothing contained in the Articles of Incorporation of the Company would preclude the Shareholder Servicing Agent, at any meeting of shareholders of the Company or of a Fund, from voting any Institutional Class shares held in accounts serviced by the Shareholder Servicing Agent and which are otherwise not represented in person or by proxy at the meeting, proportionately in accordance with the votes cast by holders of all Institutional Class shares otherwise represented at the meeting in person or by proxy and held in accounts serviced by the Shareholder Servicing Agent.

          22. Compliance with Laws and Policies; Cooperation. The Company hereby agrees that it will comply with all laws and regulations applicable to a Fund's operations and the Shareholder Servicing Agent agrees that it will comply with all laws and regulations applicable to providing the services contemplated hereby.

              22.1 Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                                       STAGECOACH FUNDS, INC. on behalf of the
                                       Funds listed in the attached Appendix


                                       By:
                                           ---------------------------------
                                       Name:  Richard H. Blank, Jr.
                                             -------------------------------
                                       Title:  Chief Operating Officer,
                                               Secretary and Treasurer
                                               -----------------------------


WELLS FARGO BANK, N.A.


By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------




By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

                                    APPENDIX


Aggressive Growth Fund
Arizona Tax-Free Fund
Balanced Fund
California Tax-Free Bond Fund
California Tax-Free Income Fund
Equity Value Fund
Ginnie Mae Fund
Growth and Income Fund
Intermediate Bond Fund
International Equity Fund
Money Market Mutual Fund
National Tax-Free Fund
Oregon Tax-Free Fund
Prime Money Market Mutual Fund
Short-Intermediate Government Fund
Small Cap Fund
Treasury Money Market MutualFund





Approved:  April 25, 1996
As Amended:  August 29,1996 and April 29, 1997









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